Exhibit 4.3


                              GLOBAL NETWORKS, INC.
                                575 Madison Ave.
                          New York, New York 10022-2511


                                          April 4, 2001


Mr. Arnold Behrman
301 Pleasant Valley Road
Morganville, New Jersey 07751

Mr. John F. Grant
221 East 21 Street, Apt. 2A
New York, New York 10010

Dear Sirs:

     Reference is made to the Separation and Share Repurchase Agreements (collectively, the "Agreements"), dated as of March 1, 2001, between Global Network, Inc. (the "Company") and each of you. Capitalized terms not otherwise defined in this letter shall have the meanings assigned to them in the Agreements.

     Notwithstanding anything to the contrary set forth in Section 3(a)(ii) of each of the Agreements, the Company shall purchase shares of Common Stock from each of you and shall make payment for such shares as follows:

     (i) the April 2001 payment, shall be made on or before April 16, 2001; and

     (ii) payments for all subsequent months shall be made on or before the tenth day of such month; provided, however, that if the tenth day of such month is not a Business Day, then such payment shall be made on the next succeeding Business Day. For the purposes of the foregoing sentence, a "Business Day" shall mean any day other than Saturday, Sunday or a day on which banks in the State of New York are authorized or obligated by law, executive order or governmental decree to be closed.

     Except as modified by this letter, the terms of the Agreements shall remain in full force and effect.

     This letter may be executed in one or more counterparts each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

     Kindly indicate your consent to the foregoing by countersigning the enclosed copy of this letter and returning it to me as soon as possible.

                                          Very truly yours,

                                          GLOBAL NETWORKS, INC.


                                          By: /s/ James Mason
                                              ------------------------------
                                              James Mason
                                              President & CEO

ACCEPTED AND AGREED:


/s/ Arnold Behrman
------------------------------
        ARNOLD BEHRMAN


/s/ John F. Grant
------------------------------
        JOHN F. GRANT